Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

Wallingford, CT 06492

Telephone (203) 265-8900

AMPHENOL CORPORATION ANNOUNCES

ACQUISITION OF HALO TECHNOLOGY

AND CLOSING OF SALE OF MTS TEST & SIMULATION BUSINESS

Wallingford, Connecticut. December 1, 2021. Amphenol Corporation (NYSE: APH) today announced that it has acquired Halo Technology Limited for approximately $715 million.

Halo is headquartered in Tustin, California with operations in North America and Europe, and is a leading provider of active and passive fiber optic interconnect components for the communications infrastructure markets with expected 2021 sales of approximately $250 million.

“We are excited to welcome the entire Halo Technology team to the Amphenol family,” said R. Adam Norwitt, Amphenol’s President and CEO. “Halo’s product offerings are very complementary to our existing high-speed and fiber optic interconnect solutions and represent a significant long-term growth opportunity for Amphenol. In particular, Halo’s high-technology products strengthen our offering to IT and data communications, mobile networks and broadband customers, all of whom are upgrading their systems and networks to manage increased data traffic. We look forward to working closely with Halo’s experienced management team to deliver a broader range of interconnect solutions to our customers around the world.”

Consistent with the Company’s acquisition strategy, Amphenol expects the acquisition to be accretive to earnings per share in the first year post closing. Amphenol will provide further information on the acquisition on its next regularly scheduled earnings call.

Separately, Amphenol also announced the closing of the sale of the MTS Test & Simulation business to Illinois Tool Works Inc. (NYSE: ITW). Since the closing of the MTS Systems Corporation transaction earlier this year, Amphenol has reported the Test & Simulation business as a discontinued operation and therefore the closing of the sale will have no impact on Amphenol’s financial results from continuing operations or fourth quarter guidance.

About Amphenol

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors and interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Amphenol has a diversified presence as a leader in high-growth areas of the interconnect market including: Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks. For more information, visit https://amphenol.com.

Forward-Looking Statements

Statements in this press release which are other than historical facts are intended to be “forward looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2020, for some factors that could cause the actual results to differ from estimates. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.

Contact:

Sherri Scribner

Vice President, Strategy and Investor Relations

203-265-8820

IR@amphenol.com